Filed Pursuant to Rule 424(b)(5)
Registration No. 333-226497

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 15, 2018)

IVERIC bio, Inc.

Common Stock

Prior to the date of this prospectus supplement, there have been no offers or sales of our common stock, $0.001 par value per share, by Cowen and Company, LLC, or Cowen, pursuant to the Sales Agreement, dated August 1, 2018 (the “Sales Agreement”), and a prospectus dated August 15, 2018 and a prior prospectus supplement November 12, 2019. As of the date of this prospectus supplement, the Sales Agreement has been terminated and the “at the market” offering program set forth in the Sales Agreement is no longer available for use by us. We have stopped making offers and sales under the Sales Agreement and will not recommence such offers or sales.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 17, 2020.